Exhibit 99.1

FOR IMMEDIATE RELEASE

Vail Resorts Investor Relations: Michael Chao, (303) 404-1820, mchao@vailresorts.com

Vail Resorts Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Talisker: Mandy Scully, Executive Vice President, (416) 864-0213 mscully@taliskercorp.com

Vail Resorts to Operate Canyons Resort in Park City, Utah

•                  Vail Resorts enters into a long-term lease with Talisker for first mountain resort in Utah.

•                  Canyons will be included in the Epic Season Pass for the 2013-2014 winter season.

BROOMFIELD, Colo.—May 29, 2013—Vail Resorts today announced that the Company has entered into a long-term lease with affiliate companies of Talisker Corporation for Canyons Resort in Park City, Utah. Under the lease, Vail Resorts has assumed all of the resort operations of Canyons while Talisker has retained its development rights for four million square feet of real estate at the resort.

“With 4,000 skiable acres, easy access to the town of Park City and $75 million in recent resort improvements, Canyons is a perfect complement to our collection of world-class mountain resorts,” said Rob Katz, chairman and chief executive officer of Vail Resorts. “I commend the Talisker and Canyons team for the outstanding work they have done to redevelop the resort, which is reflected in a top 10 ranking by SKI Magazine and #4 ranking by Outside Magazine. We look forward to building on that momentum and including Canyons in our industry-leading season pass products, which next season will offer guests access to Colorado, Tahoe and Utah on one season pass, a first in ski industry history. We will also leverage our guest database and domestic and international sales and marketing efforts to continue to drive Canyons’ growth. Talisker has an outstanding track record of high-end resort development and we look forward to working together to create something truly extraordinary with Talisker’s four million square feet of remaining approved residential and commercial density at Canyons.”

The transaction also incorporates the potential for the lease, without additional consideration, to include the land under the ski terrain of Park City Mountain Resort that is adjacent to Canyons and is currently owned by Talisker and is subject to pending litigation. “We look forward to the litigation being resolved and hope that Vail Resorts can play a constructive role in helping to arrive at a solution that offers the best outcome for guests of both resorts,” Katz added.

“We are thrilled to be able to bring in Vail Resorts to partner with us on our vision for Canyons,” said Jack Bistricer, chief executive officer of Talisker. “Vail Resorts is the clear leader in the mountain resort industry and I am confident that they can replicate at Canyons the success they have delivered at resorts such as Vail, Beaver Creek, Breckenridge and

Northstar. I am incredibly proud of all that our team has accomplished at Canyons over the past five years and am confident that together with Vail Resorts, we can create one of the greatest mountain resorts in the world.”

The Company also announced that purchasers of the Epic Pass for the 2013-2014 winter season will receive unlimited and unrestricted access to Canyons, as well as to Vail, Beaver Creek, Breckenridge, Keystone, Northstar, Heavenly and Kirkwood. The 2013-2014 Epic Pass is on sale now at $689 for adults, compared to the season pass price of $849 at Canyons this past year.

The lease has an initial term of 50 years with six 50-year renewal options. The lease provides for $25 million in annual fixed payments, which increase each year by an inflation linked index of CPI less one percent, with a floor of two percent per annum. In addition, the lease includes participating contingent payments to Talisker of 42 percent of the amount by which EBITDA for the resort operations, as calculated under the lease, exceeds approximately $35 million, with such threshold amount increased by an inflation linked index and a 10-percent adjustment for any capital improvements or investments made under the lease by Vail Resorts. The Company will be finalizing the accounting for the lease in the coming months but expects to record an obligation on the balance sheet of approximately $305 million in long-term debt (including capital lease obligations).  The Company expects incremental annual Resort EBITDA from Canyons of approximately $15 million in fiscal year 2014 (excluding transition and integration costs) increasing to approximately $25 million in fiscal year 2017, not including any potential benefit the Company may receive from the Park City Mountain Resort land which is subject to ongoing litigation.

Conference Call

Vail Resorts will host a conference call at 2 p.m. Eastern Time on Wednesday, May 29, 2013, in which Vail Resorts executives will discuss the Canyons transaction.

The call will be broadcast over the Internet at www.vailresorts.com. To listen to the call, go to the website and select the Investor Relations section. Those wishing to participate via telephone should dial (877) 941-0844 to be connected. Participants outside of North America should dial (480) 629-9835.

In addition, a replay of the call will be available two hours following the conclusion of the conference call through June 12, 2013, at midnight. To access the replay, dial (800) 406-7325 (domestic) or (303) 590-3030 (international), pass code 4618918. The call also will be archived at www.vailresorts.com.

About Canyons Resort

With thrilling adventures across thousands of acres and nine mountains of majestic terrain, Canyons Resort is Utah’s largest and most dynamic ski and snowboard resort. Located in stunning Park City, Canyons is ranked as a “Top 10 North American Resort” in SKI Magazine’s annual reader survey. Canyons’ lively resort village bustles with nine hotels including Talisker’s Waldorf Astoria Park City, and two dozen dining restaurants like the award-winning farm-to-table venue, Farm at Canyons. The Orange Bubble Express, North America’s only enclosed and heated chairlift; Ski Beach, a lively après ski gathering area; Iron Mountain, featuring 300 acres of new terrain; and the fast-paced Zip Tour make Canyons a must-visit year-round resort. With Salt Lake City International Airport just 35 minutes away, Canyons is conveniently accessible from anywhere in the world. For more information, visit www.canyonsresort.com.

About Vail Resorts, Inc. (NYSE: MTN)

Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company’s subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons in Park City, Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company’s subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

About Talisker

Headquartered in Toronto, Canada, Talisker is a privately held global real estate company with over three decades of real estate investment and project development. Talisker has distinguished itself in the planning and development of master planned communities in a resort setting. Currently Talisker has more than 10,000 acres in the Park City area. This includes ownership of the Waldorf Astoria Hotel and Spa located at Canyons, Tuhaye, a 2,000-acre golf course community; Empire Pass and Red Cloud, both mountain communities with luxury residential condominiums; and single family homes on Deer Valley. Talisker also has an ownership interest in Montage Resort and Spa, a luxury hotel located at Deer Valley built on Talisker’s land. The Company website is www.talisker.com.  Lazard acted as Financial Advisor to Talisker in this transaction.

Forward-Looking Statements

Statements in this news release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell, new real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits from the lease of Canyons Resort operations or future acquisitions; the outcome of pending litigation regarding the ski terrain of Park City Mountain Resort; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2012.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements in this news release are made as of the date hereof and we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures

This news release includes the estimated incremental Resort Reported EBITDA impact from the Canyons Resort.  Resort Reported EBITDA, which represents the sum of Mountain and Lodging Reported EBITDA, is a non-GAAP financial measure used by the Company, which we define as segment net revenue less segment operating expense plus or minus segment equity investment income or loss. Resort Reported EBITDA may not be comparable to similarly titled measures of other companies and should not be considered in isolation or an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. We refer you to the Company’s periodic reports filed with the SEC for further information regarding the Company’s use of this Non-GAAP financial measure and a reconciliation of the Company’s historical Resort Reported EBITDA to its GAAP results.